Exhibit 10.9

NETSTREIT CORP.
2019 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of [        ], 20[  ] (the “Grant Date”) by and between NetSTREIT Corp., a Maryland corporation (the “Company”), and [           ] (the “Participant”), pursuant to the NetSTREIT Corp. 2019 Omnibus Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company has adopted the Plan in order to grant Awards from time to time to certain key Employees (including prospective Employees), Directors and Consultants of the Company and its Subsidiaries or Affiliates; and

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Administrator has determined that it is in the interest of the Company to grant this Award to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.             Grant and Vesting of Restricted Stock Units.

(a)           Shares Subject to Award. As of the Grant Date, the Participant will be credited with [     ] Restricted Stock Units. Each Restricted Stock Unit is a notional amount that represents the right to receive one Share, subject to the terms and conditions of the Plan and this Agreement, if and when the Restricted Stock Unit vests.

(b)           Vesting. The Restricted Stock Units shall vest in substantially equal annual installments on each of the first five (5) anniversaries of the Grant Date, subject to the Participant’s continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director, or Consultant (“Service”), from the Grant Date through each such anniversary of the Grant Date. Notwithstanding the foregoing, all or a portion of the Restricted Stock Units may also vest under the circumstances described in Section 3(c).

(c)           Effect of Shelf Registration. Notwithstanding anything to the contrary contained herein, pursuant to Section 2(g)(iii) of that certain Registration Rights Agreement, dated as of December 23, 2019, by and between the Company and Stifel, Nicolaus & Company, Incorporated (the “Registration Rights Agreement”), no Restricted Stock Units shall vest (and no forfeiture restrictions applicable to the Restricted Stock Units shall lapse) until the Shelf Registration Statement is effective and the Common Stock is listed on a National Securities Exchange (each capitalized term is as defined in the Registration Rights Agreement).

2.             Rights as a Stockholder.

(a)           Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Restricted Stock Unit or that Share.

(b)           If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Restricted Stock Units credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded under this Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Participant’s Restricted Stock Units are forfeited).

3.             Termination of Service.

(a)           Any Termination. Except as otherwise set forth in Section 3(c), in the event that the Participant’s Service terminates for any reason, any portion of the Restricted Stock Units that is not then vested shall terminate and be cancelled immediately upon such termination of Service.

(b)           Termination for Cause. In the event that the Participant’s Service terminates for Cause, the entire Award of Restricted Stock Units, whether or not then vested, shall terminate and be cancelled immediately upon such termination of Service.

(c)           Termination without Cause; Termination for Good Reason. In the event that the Company terminates the Participant’s Service without Cause or, if applicable, the Participant terminates Services without Good Reason, the Restricted Stock Units shall immediately vest in full.

4.             Timing and Form of Payment.

Once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Restricted Stock Unit. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at that time.

5.             Tax Withholding.

The Company or any Affiliate thereof shall have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, cash or Shares that are distributable to the Participant with respect to the Restricted Stock Units in an amount sufficient to satisfy the federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate. The Participant shall be entitled to satisfy the amount of any such required tax withholding by having the Company withhold from the Shares otherwise distributable to the Participant upon vesting of the Restrictive Stock Units a number of Shares having a Fair Market Value equal to the amount of such required tax withholdings.

6.             Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

(a)           Unauthorized Disclosure. The Participant agrees and understands that in the course of the Participant’s Service, the Participant has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company, its Subsidiaries and Affiliates (collectively, the “Group”), including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Group and other forms of information considered by the Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 6(a) or disclosure by a third party who is known by the Participant to owe the Company an obligation of confidentiality with respect to such information.  The Participant agrees that at all times during the Participant’s employment with the Company and thereafter, the Participant shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Participant’s Service, unless required by law to disclose such information, in which case the Participant shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Participant’s Service, the Participant shall promptly supply to the Company all property, computers, tablets, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards (including credit cards), surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Participant during or prior to the Participant’s Service, and any copies thereof in the Participant’s (or reasonably capable of being reduced to his or her) possession; provided that nothing in this Agreement shall prevent the Participant from retaining and utilizing: (i) documents relating to the Participant’s personal benefits, entitlements and obligations; (ii) documents relating to the Participant’s personal tax obligations; (iii) the Participant’s desk calendar, rolodex, and the like; and (iv) such other records and documents as may reasonably be approved by the Company. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Participant and any member of the Group, the Participant shall be entitled to provide, without breaching this Agreement or any such other agreement and without prior notice to the Company, information to governmental or administrative authorities regarding possible violations of law or otherwise testify or participate in any investigation or proceeding by any governmental or administrative authorities, and for purpose of clarity, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(b)           Non-Competition. By and in consideration of the Company’s entering into this Agreement, and in further consideration of the Participant’s exposure to the Confidential Information of the Group, the Participant agrees that the Participant shall not, during the period of the Participant’s Service and for [twelve (12)] [twenty-four (24)] months following the termination thereof, regardless of the reason for such termination and regardless of whether the Participant is then entitled to receive any severance benefits (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of the limited partnership interest in any private equity fund, hedge fund or venture capital fund or any class of any issuer whose securities are registered under the Exchange Act, standing alone, be prohibited by this Section 6(b), so long as the Participant does not have, or exercise, any rights to manage or operate the business of such fund or issuer other than rights as a limited partner or stockholder thereof.  For purposes of this Section 6(b), “Restricted Enterprise” shall mean any enterprise (including, but not limited to, any enterprise related to the business of acquiring, developing, investing, structuring or managing retail net lease real estate properties and any other lines of business any member of the Group is participating in, or has taken substantive steps towards participating in, as of the date hereof) that is competitive with the business conducted by the Company and its direct or indirect subsidiaries, partnerships and joint ventures during the Participant’s Service, within the United States and anywhere outside the United States where the Company and its direct or indirect subsidiaries, partnerships and joint ventures operated during the Participant’s Service.

(c)           Non-Solicitation. During the Restriction Period, the Participant shall not:

(i)            directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of any member of the Group; or

(ii)           induce or attempt to induce any customer, supplier, or licensee of the Group to cease doing business with the Group or in any way interfere with the relationship between the Group, on the one hand, and any such customer, supplier, or licensee, on the one hand.

(d)           Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out the Participant’s responsibilities for the Group), the Participant shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Group and any of their customers, clients, suppliers, joint venture partners or licensors so as to cause harm to any member of the Group.

(e)           Extension of Restriction Period. The Restriction Period shall be tolled with respect to Sections 6(b), 6(c), and 6(d) for any period during which the Participant is in breach of any such section.

(f)            Proprietary Rights. The Participant shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by the Participant, either alone or in conjunction with others, during the Participant’s Service and related to the business or activities of the Group (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by a member of the Group, the Participant assigns and agrees to assign all of the Participant’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Participant acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company as the Participant’s employer.  Whenever requested to do so by the Company, the Participant shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Group.  These obligations shall continue beyond the end of the Participant’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Participant while employed by the Company, and shall be binding upon the Participant’s employers, assigns, executors, administrators and other legal representatives.  In connection with the Participant’s execution of this Agreement, the Participant has informed the Company in writing of any interest in any inventions or intellectual property rights that the Participant holds as of the date hereof.  If the Company is unable for any reason, after reasonable effort, to obtain the Participant’s signature on any document needed in connection with the actions described in this Section 6(f), the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact to act for and on the Participant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 6(f) with the same legal force and effect as if executed by the Participant.

(g)           Other Covenants. For the avoidance of doubt, the restrictive covenants set forth in this Section 6 are in addition to, and not in lieu of, any restrictive covenants to which the Participant may otherwise be subject, whether under the terms of his or her employment or services agreement or otherwise.

(h)           Severability. The covenants contained in this Section 6 shall be construed as a series of separate covenants, one for each county, city, state or any similar subdivision in any geographic area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 6 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

(i)            Remedies.

(i)            The Participant agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Group for which the Company would have no adequate remedy at law; the Participant therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to obtain from any court of competent jurisdiction an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Participant and/or any and all Persons acting for and/or with the Participant, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the remedy set forth in Section 6(i)(ii) hereof.  The terms of this Section 6(i) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Participant. The Participant and the Company further agree that the provisions of the covenants contained in this Section 6 are reasonable and necessary to protect the businesses of the Group because of the Participant’s access to Confidential Information and the Participant’s material participation in the operation of such businesses.

(ii)           In addition, and not in limitation of the foregoing, in the event of the Participant’s breach of any of the restrictive covenants set forth in this Section 6, (A) the Restricted Stock Units (whether vested or unvested) shall immediately be forfeited, (B) the Company shall be entitled to recover any Shares acquired upon the vesting of the Restricted Stock Units, and (C) if the Participant has previously sold any of the Shares derived from the Restricted Stock Units, the Company shall also have the right to recover from the Participant the economic value thereof.

7.             Nontransferability of Restricted Stock Units.

The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Administrator shall establish, to a permitted transferee.

8.             Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during his or her lifetime.

9.             Requirements of Law.

The issuance of Shares following vesting of the Restricted Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  No Shares shall be issued upon vesting of any portion of the Restricted Stock Units granted hereunder, if such issuance would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

10.          No Guarantee of Continued Service.

Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

11.          No Rights as a Stockholder.

Except as provided in Section 2 above or as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Restricted Stock Units granted hereunder prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

12.          Interpretation; Construction.

Any determination or interpretation by the Administrator under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

13.          Amendments.

The Administrator may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of the Restricted Stock Units (but not any portion of the Restricted Stock Units that has previously vested) in whole or in part, including without limitation, amending the criteria for vesting set forth in Section 1 hereof and substituting alternative vesting criteria; provided that such alteration, amendment, suspension or termination shall not adversely alter or impair the rights of the Participant under the Restricted Stock Units without the Participant’s consent. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof.  This Agreement may also be amended by a writing signed by both the Company and the Participant.

14.          Miscellaneous.

(a)           Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax, as follows:

(i)                                     If to the Company:

NetSTREIT Corp.

5910 N. Central Expressway

Suite 1600

Dallas, TX 75206

Phone: 972 200 7100

(ii)                                  If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company.  All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b)           Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)           No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d)           No Impact on Other Benefits. The value of the Restricted Stock Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(e)           Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(f)            Entire Agreement; Plan Controls. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter. In the event that the terms of this Agreement conflict with the terms of the Plan, the Plan shall control.

(g)           Code Section 409A Compliance. The Restricted Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement, to the extent that the Administrator determines that any portion of the Restricted Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Administrator reserves the right to amend, restructure, terminate or replace such portion of the Restricted Stock Units in order to cause such portion of the Restricted Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(h)           Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(i)            Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j)            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(k)           Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

NETSTREIT CORP.

By:
Name:
Title:

PARTICIPANT

Name: [ ]

[Signature Page to RSU Agreement]